Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated January 20, 2023 in Amendment No. 3 to the Registration Statement on Form S-1, under the Securities Act of 1933 (File No. 333-269343) with respect to the consolidated balance sheet of Protopia Global Holdings Inc. (the “Company”) as of September 30, 2022, and the related consolidated statement of operations and comprehensive loss, changes in shareholders’ equity, and cash flows for the period from August 18, 2022 (inception) to September 30, 2022, and the related notes included herein.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement.

San Mateo, California	WWC, P.C.
May 9, 2023	Certified Public Accountants
PCAOB ID: 1171